Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Sells New Jersey Facility For $23 Million

MURFREESBORO, Tenn. - (December 28, 2012) National Health Investors, Inc. (NYSE:NHI) announced today it has sold its 148-bed, Edison, New Jersey senior living campus for $23 million to its current tenant, Sunrise Senior Living, pursuant to a purchase option between the parties. Billed revenue to NHI during 2012 was approximately $1.4 million.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include independent living, assisted living, senior living campuses, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com.